EXHIBIT (a)(4)

SOUTH ASIA PORTFOLIO AMENDMENT TO DECLARATION OF TRUST

        AMENDMENT, to be effective May 1, 2008 to the Declaration of Trust made January 18, 1994 (hereinafter called the “Declaration”) of South Asia Portfolio, a New York trust (hereinafter called the “Trust”) by the undersigned, being at least a majority of the Trustees of the Trust in office on April 21, 2008.

        WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change the name of the Trust;

        NOW, THEREFORE, the undersigned Trustees, do hereby amend the Declaration as of May 1, 2008, in the following manner:

                        1. The caption at the head of the Declaration is hereby amended to read as follows:

GREATER INDIA PORTFOLIO

                        2. Section 1.1 of Article I of the Declaration is hereby amended to read as follows:

ARTICLE I

        1.1. Name. The name of the trust created hereby (the “Trust”) shall be Greater India Portfolio and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, employees, agents or independent contractors of the Trust or holders of interests in the Trust.

        IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument this 21st day of April, 2008.

/s/ Benjamin C. Esty	______________________
Benjamin C. Esty	Norton H. Reamer

/s/ Thomas E. Faust Jr.	/s/ Heidi L. Steiger
Thomas E. Faust Jr.	Heidi L. Steiger

/s/ Allen R. Freedman	/s/ Lynn A. Stout
Allen R. Freedman	Lynn A. Stout

/s/ William H. Park	/s/ Ralph F. Verni
William H. Park	Ralph F. Verni

/s/ Ronald A. Pearlman
Ronald A. Pearlman